VCA ANTECH, INC. FILES
                          SHELF REGISTRATION STATEMENT

     LOS ANGELES, CALIFORNIA, APRIL 14, 2004 - VCA ANTECH, INC. (NASDAQ NM
SYMBOL: WOOF), a leading animal health care company in the United States, today announced that it has filed a shelf registration statement with the Securities and Exchange Commission. When effective, the Registration Statement will allow VCA to sell, from time to time, up to $250,000,000 of its common stock or other equity or debt securities. The terms of any offering will be established at the time of sale.

     Bob Antin, President and Chief Executive Officer said, "The company has no immediate plans to raise equity or debt, but rather, having a shelf registration in place provides VCA with flexibility to sell securities and to move quickly to access equity or debt markets when favorable opportunities exist." Proceeds from the sale of securities by VCA are expected to be used to finance acquisitions, to reduce VCA's indebtedness and for general corporate and other purposes.

     Pursuant to certain contractual registration rights, the Registration Statement also covers potential future re-sales of up to 6,846,937 million of already outstanding shares of VCA common stock by Green Equity Investors III, L.P. VCA will not receive any proceeds from the sale of shares by this selling stockholder.

     The Registration Statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold and offers to buy may not be accepted prior to the time the registration statement becomes effective and then may be made only by means of a prospectus and related prospectus supplement. This release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

     FORWARD-LOOKING STATEMENTS

     Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ include risks that some or all of the proposed offering by VCA will not occur as planned and other risks discussed in VCA's recent filing with the Securities and Exchange Commission on Form 10-K and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA Antech owns, operates and manages the largest networks of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

     Media contact: Tom Fuller, Chief Financial Officer
                    (310) 571-6505